Exhibit 99.4

Date: July ____, 2025

To:

Mr. WANG, Jinliang, Chairman & CEO

KBAT Group Inc.

No. 5999, Mizhoudonglu

Zhucheng, Weifang City, Shandong Province, China, 261000

Re: KBAT Group Inc.

We are a law firm qualified to practice in the People’s Republic of China (the “PRC”). We have acted as PRC legal counsel to KBAT Group Inc., a Cayman Company(the “Company”). We have been requested by the Company to render an opinion in connection with the proposed initial public offering (the “Offering”) by the Company in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

A. Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

A company search conducted in the Administration for Market Regulation of the PRC (the “Companies Registry”) is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)	that such of the Documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)	the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(e)	that all parties, other than the PRC Subsidiaries, have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(f)	that all parties, other than the PRC Subsidiaries, have duly executed, delivered, performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(g)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(h)	where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case;

(i)	that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Authorities by lawful means in due course;

(j)	that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(k)	that there has been no change in the information contained in the latest records of the Company under the Companies Registry made up to the issuance of this opinion.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction. This opinion is limited to and is given on the basis of the current PRC Laws, as defined below, and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

Capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(a)	“Company” means KBAT Group Inc.;

(b)	“CSRC” means China Securities Regulatory Commission;

(c)	“CSRC Guidance Rules and Notice” means Trial Administrative Measures and its supporting guidance rules.

(d)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(e)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(f)	“M&A Rule” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

(g)	“PRC Laws” mean all applicable laws, regulations, rules, orders, decrees and the supreme court judicial interpretations of the PRC in effect on the date of this opinion;

(h)	“PRC Subsidiaries” means any PRC Group Entities as listed in Appendix A hereto.

(i)	“Trial Administrative Measures” means Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies issued by CSRC on February 17, 2023, which came into force since March 31, 2023.

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(i)

Corporate Structure. Based on our understanding of the current PRC Laws, the ownership structure of WFOE and its PRC subsidiaries, as description in “Our Corporate Structure” of the Registration Statement, both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws.

(ii)

M&A Rules. Based on our understanding of the current M&A Rules, it will not be required under the M&A Rules to submit an application to the CSRC for its approval of the Offering and the listing and trading of the shares of the Company on Nasdaq. However, the interpretation and implementation of the M&A rules may be updated or revised, and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(iii)	CSRC Filing. Based on our understanding of the current PRC laws, the Offering will be identified as an indirect overseas issuance and listing under the Trial Administrative Measures, the Company shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures.

(iv)

Tax. The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation” to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(v)

Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(vi)	Statements in the Prospectus. To the best of our knowledge, after due inquiry and as confirmed by the Company, the statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Corporate History and Structure,” “Business,” “Regulations,” and “Enforceability of Civil Liabilities” (other than the financial statements, related schedules, and other financial data, as to which we express no opinion), to the extent that they constitute matters of PRC Law, are true and accurate in all material respects, and nothing has been omitted from such statements that would make them misleading in any material respect.

D. Certain Limitations and Qualifications

The opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

The opinions are subject to (i) certain equitable, legal or statutory principles in affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

The opinions expressed above are based on registrations of Governmental Agencies and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and the regulations in PRC may be subject to substantial revision. We cannot assure that any future interpretations or amendments of PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this Opinion.

Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available PRC Laws (excluding the laws of Hong Kong for the purpose of this opinion) effective as of the date hereof.

We hereby consent to the filing of this opinion as Exhibit to the Registration Statement and to the use of our name under the caption “Experts”, “Risk Factors”, and “Enforceability of Civil Liabilities” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

AllBright Law Offices

Appendix A

List of the PRC Subsidiaries

No.	PRC Group Entities
1.	Shandong Kangmeite Food Machinery Co., Ltd. (the “KBAT WFOE”, 山东康美特食品机械有限公司 in Chinese)
2.	Shangdong Kang Bei Te Food Packaging Machinery Co., Ltd. (“KBAT Shandong”, 山东康贝特食品包装机械有限公司 in Chinese)
3.	Beijing Yuanze Datong Technology Co., Ltd. (“Beijing Yuanze”, 北京远泽达通科技有限公司 in Chinese)